EXHIBIT 14.1

SYNUTRA INTERNATIONAL, INC.

CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER

AND SENIOR FINANCIAL OFFICERS

The Company has a Code of Business Conduct and Ethics (the “Code”), which includes provisions for honest and ethical conduct. The Code applies to all of the Company’s officers and employees. As a supplement to the Code, the Company’s Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer/Controller and persons performing similar functions (“Financial Executives”), are subject to the specific responsibilities listed below.

Financial Executives who are also directors of the Company should implement this Code of Ethics for the Chief Executive Officer and Senior Financial Officers (this “Code of Ethics”) in conjunction with the Code and the Code of Ethics for Members of the Board of Directors.

I. RULES OF CONDUCT

A.	To act with honesty and integrity, avoiding actual and perceived conflicts of interest between personal and professional relationships.

B.	To provide constituents with information that is accurate, complete, objective, relevant, timely and understandable.

C.	To produce full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and other regulators, and in other public communications made by the Company.

D.	To comply with rules and regulations of federal, state and local governments, all exchanges on which the Company’s stock is traded, and other applicable private and public regulatory agencies.

E.	To act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be compromised.

F.	To respect the confidentiality of information acquired in the course of their employment, except when authorized or otherwise legally obligated to disclose.

G.	To share knowledge and maintain skills important and relevant to constituents’ needs.

H.	To proactively promote ethical behavior as a responsible partner among peers in the work environment, as well as among employees under their supervision.

I.	To achieve responsible use of and control over all assets and resources of the Company employed or within their supervision.

II. QUESTIONS, REPORTING VIOLATIONS AND ANNUAL CERTIFICATIONS

No code or policy can anticipate every situation that may arise. Accordingly, this Code of Ethics is intended to serve as a source of principles for the guidance of conduct for Financial Executives. Financial Executives are encouraged to bring questions about particular circumstances that may implicate one or more of the provisions of this Code of Ethics to the attention of the General Counsel and/or the Audit Committee.

Any Financial Executive who has reasonable cause to believe that 1) a violation of this Code of Ethics has occurred or may occur, or 2) a transaction or relationship reasonably could be expected to give rise to a violation of this Code of Ethics, must promptly report it to the General Counsel and/or the Nominating and Corporate Governance Committee. No one will be subject to retaliation because of a good faith report of suspected misconduct. Persons may choose to remain anonymous in reporting any possible violation of this Code of Ethics. On an annual basis, each Financial Executive shall complete and execute an acknowledgment of his or her compliance with this Code of Ethics and file the acknowledgement with the Audit Committee and the Nominating and Corporate Governance Committee.

III. CONSEQUENCES OF VIOLATIONS

The Company expects all Financial Executives to honor and abide by this Code of Ethics in all respects. Anyone who violates its provisions will be subject to discipline up to and including termination of employment. The Nominating and Corporate Governance Committee shall monitor and recommend action to the Board of Directors with respect to any violations of this Code of Ethics.

IV. AMENDMENT AND WAIVERS

This Code of Ethics may be amended or waived only by the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, subject to the provisions of applicable laws and regulations. Waivers of this Code of Ethics shall only be granted in exigent circumstances, and may have to be disclosed to the stockholders under applicable law or regulatory requirements as determined by legal counsel.